Exhibit 4.16

DESCRIPTION OF AHFC’S
£500,000,000 0.750% Medium-Term Notes, Series A, due November 25, 2026
The following is a description of American Honda Finance Corporation’s £500,000,000 0.750% Medium-Term Notes, Series A, due November 25, 2026 (the “Notes”) as provided in our pricing supplement, dated November 20, 2020, and filed with the Securities and Exchange Commission (the “SEC”) on November 22, 2020. This description is subject to, and qualified in its entirety by reference to, the description of the general terms and provisions of the debt securities found in our prospectus, dated August 8, 2019 and filed with the SEC on August 8, 2019, and our Medium-Term Notes, Series A, described in the prospectus supplement, dated August 8, 2019 and filed with the SEC on August 8, 2019. The following summary of specified provisions of the Indenture (defined below) and the Notes is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the Notes. A copy of the Indenture has been filed as an exhibit to our Registration Statement on Form S-3 filed with the SEC on August 8, 2019 and of which the pricing supplement, prospectus supplement and prospectus are a part.
Unless otherwise indicated by the context, as used herein, “AHFC,” “we,” “us” and “our” refer solely to American Honda Finance Corporation (excluding its subsidiaries).
General
The Notes are a tranche of our Medium-Term Notes, Series A. The Notes were issued under the Indenture dated as of September 5, 2013, between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as so supplemented, the “Indenture”). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
The Notes were initially limited to an aggregate principal amount of £500,000,000. See “—Further Issuances” below. The Notes were issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.
The Notes are our general unsecured and unsubordinated obligations, rank equally with all of our existing and future unsecured and unsubordinated indebtedness from time to time outstanding and are considered part of the same series of notes as any of our other Medium-Term Notes, Series A, previously issued or issued in the future. The Indenture does not limit the amount of Notes, debentures or other evidence of indebtedness that we may issue under the Indenture or otherwise and provides that debt securities under the Indenture may be issued from time to time in one or more series.
We have initially designated Deutsche Bank Trust Company Americas as our paying agent (the “Paying Agent”), registrar and transfer agent where Notes may be presented for payment.
The entire principal amount of the Notes will mature and become payable, together with unpaid interest, if any, accrued thereon on November 25, 2026 (the “Stated Maturity Date”) unless redeemed earlier as described below under “—Optional Redemption” and “—Redemption for Tax Reasons.” The Notes are not subject to any sinking fund provisions and are not convertible into or exchangeable for any of our equity interests.
The principal of each Note payable at maturity or earlier redemption will be paid in Sterling against presentation and surrender at the office or agency maintained for such purpose.
Under the Indenture, holders of the Notes will vote with holders of all other tranches of our Medium-Term Notes, Series A, as a single class.
The Indenture contains provisions that require the consent of or action by a specified percentage of the aggregate principal amount of our Medium-Term Notes, Series A, acting as a single class. For example, holders of a majority in aggregate principal amount of our Medium-Term Notes, Series A, as a single class, may consent to certain modifications or amendments to the Indenture and waiver of certain continuing defaults under the Indenture, as described under “Description of Debt Securities—Modification, Waivers and Meetings” in the prospectus, and holders of at least 25% in aggregate principal amount of our Medium-Term Notes, Series A, as a single class, may declare the principal amount of our Medium-Term Notes, Series A, to be due and payable immediately upon the occurrence of certain events of default, as described under “Description of Debt Securities—Events of Default” in the prospectus. Therefore, because the Medium-Term Notes, Series A, vote as a single class, a greater percentage of the principal amount of the Notes may be required to take action under the Indenture and the aggregate principal amount of the Notes may not be sufficient to take action under the Indenture in the future. In addition, under the prospectus supplement, we may issue up to $30,000,000,000 aggregate principal amount of Medium-Term Notes, Series A, under the Indenture, of which, as of May 31, 2021, $14.85 billion aggregate principal amount of Medium-Term Notes, Series A was outstanding (which includes approximately $1.64 billion related to the issuance of €1.5 billion aggregate principal amount of Medium Term Notes, Series A based on the euro/U.S.$ rate of exchange of €1.00/U.S.$1.0936 as of April 10, 2020 and approximately $658.6 million related to the issuance of ₤500.0 million aggregate principal amount of Medium Term Notes, Series A based on the Sterling/U.S.$ rate of exchange of £1.00/U.S.$1.3246 as of November 17, 2020).
The Notes bear interest at 0.750% per year, accruing from November 25, 2020 (the “Settlement Date”) or from the immediately preceding interest payment date to which interest has been paid. Interest on the Notes is payable annually in arrears on November 25, commencing November 25, 2021 (each an “Interest Payment Date”). Interest payable on an Interest Payment Date will be paid to the persons in whose names the Notes are registered at the close of business on the regular record date; provided, however, that interest payable at the Stated Maturity Date or earlier redemption date will be payable to the person to whom principal shall be payable. The regular record date for the Notes will be the fifteenth calendar day, whether or not a Business Day (as defined below), immediately preceding the related Interest Payment Date. Interest payable on an Interest Payment Date will be computed on the basis of an Actual/Actual (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.
If any Interest Payment Date, the Stated Maturity Date or earlier redemption date falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest and additional amounts (“Additional Amounts”), if any, will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, the Stated Maturity Date or such redemption date, as the case may be, to the date of such payment on the next succeeding Business Day. For purposes of the Notes, “Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close.
Issuance of the Notes in Sterling
Initial holders were required to pay for the Notes in Sterling, and principal, premium, if any, and interest payments in respect of the Notes, including any payments made upon any redemption of the Notes, will be payable in Sterling.
If Sterling is not available in our good faith judgment for the payment of principal, premium, if any, or interest with respect to the Notes, including payments of redemption on the Notes, due to the imposition of exchange controls or other circumstances beyond the control of AHFC, or is no longer used by the United Kingdom or for the settlement of transactions by public institutions of or within the international banking community, AHFC will be entitled to satisfy its obligations to holders of the Notes by making that payment in U.S. dollars on the basis of the Market Exchange Rate (as defined below) as computed by the exchange rate agent on the second Business Day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due or as otherwise determined by AHFC in good faith, if the foregoing is impracticable. Any payment in respect of the Notes so made in U.S. dollars will not constitute a default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
The “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Sterling as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

In the event that Sterling, or an official redenomination of Sterling, is no longer used by the United Kingdom, AHFC’s obligations with respect to payments on the Notes shall, in each case, be regarded immediately following such redenomination as providing for the payment of that amount of Sterling representing the amount of such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of any change in the value of Sterling relative to any other currency due solely to fluctuations in exchange rates.
All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Notes.
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes, having the same ranking, interest rate, Stated Maturity Date, redemption provisions and other terms as the Notes, except for (1) the original issue date, (2) the issue price and (3) in some cases, the first interest payment date; provided, however, such additional notes must be fungible with the previously issued notes for U.S. federal income tax purposes. Additional notes will be considered part of the same series of notes as the Notes and any of our other Medium-Term Notes, Series A previously issued or issued in the future. We also may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities, under the Indenture or otherwise, ranking equally with the Notes and our other Medium-Term Notes, Series A.
Optional Redemption
The Notes will be redeemable before their maturity, in whole or in part, at our option, at any time, at a “make-whole” redemption price in cash equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to but excluding the redemption date) discounted to the redemption date on an annual basis (based on an Actual/Actual (ICMA) (as defined in the rulebook of International Capital Market Association) day count convention) at the applicable Comparable Government Bond Rate plus 15 basis points, plus, in each of clause (i) and (ii), unpaid interest, if any, thereon accrued to but excluding the redemption date. The following definitions will apply with respect to the foregoing:
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a United Kingdom government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.
“Independent Investment Banker” means each of Barclays Bank PLC, BNP Paribas, Deutsche Bank AG, London Branch, and Société Générale and their respective successors, or, if such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by AHFC.
Notice of any redemption will be given in writing not more than 60 nor less than 30 days before the redemption date to each holder of the Notes to be redeemed. Such notice of redemption shall specify the principal amount of Notes to be redeemed, ISIN and Common Code numbers of the Notes to be redeemed, the redemption date, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such Notes. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
If less than all of the Notes are to be redeemed, the Trustee will select Notes to be redeemed, which, in the case of Notes in book-entry form, will be in accordance with the procedures of the applicable depositary. The Trustee may select the Notes and portions of the Notes in amounts of £100,000 and integral multiples of £1,000 in excess thereof.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest such Additional Amounts as are necessary in order that the net amount of such payment of the principal of and interest on a Note to a holder who is a United States Alien (as such term is defined below), after deduction for any present or future tax, assessment or governmental charge of the United States (as such term is defined below), or a political subdivision or authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided for in such Note to be then due and payable. However, the foregoing obligation to pay Additional Amounts shall not apply:
(a)    to any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being considered as:
(i)    being or having been present or engaged in a trade or business in the United States or having had a permanent establishment therein;
(ii)    having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof; or
(iii)    being or having been, for United States federal income tax purposes, a personal holding company, a “controlled foreign corporation”, a “passive foreign investment company” (including a qualified electing fund), a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization;
(b)    to any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of AHFC entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or (iii) being a controlled foreign corporation with respect to the United States that is related to AHFC by actual or constructive stock ownership;
(c)    to any holder that is a fiduciary or partnership or other than the sole beneficial owner of the Note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner of the Note would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note;
(d)    to any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements under United States income tax laws, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the United States of the holder or a beneficial owner of such Note, if such compliance is required by United States income tax laws, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge;
(e)    to any tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(f)    to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(g)    to any estate, inheritance, gift, sales, transfer, excise, wealth or personal property tax or any similar tax, assessment or governmental charge;
(h)    to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced to conform to, any European Union Directive on the taxation of savings;
(i)    to any tax, assessment or governmental charge that is payable otherwise than by withholding by AHFC or the Paying Agent from the payment of the principal of or interest on such Note;
(j)    to any tax, assessment or governmental charge required to be withheld by any Paying Agent from such payment of principal of or interest on any Note, if such payment can be made without such withholding by any other Paying Agent;
(k)    to any withholding or deduction on or in respect of any Note pursuant to sections 1471 through 1474 of the Code, and the regulations, administrative guidance and official interpretations promulgated thereunder (“FATCA”), any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or
(l)    to any tax imposed as a result of any combination of the above.
The term “United States” means the United States of America, the States thereof (including the District of Columbia) and any other political subdivision or taxing authority thereof or therein affecting taxation, and the term “United States Alien” means any corporation, partnership, individual or fiduciary that, as to the United States, is for United States federal income tax purposes (A) a foreign corporation, (B) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust, (C) a non-resident alien individual, or (D) a non-resident alien fiduciary of a foreign estate or trust.
Redemption for Tax Reasons
If we have or will become obliged to pay Additional Amounts (as described above under the heading “—Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Settlement Date, and we determine that such obligation cannot be avoided by the use of reasonable measures then available to us, we may, at our option, at any time, having given not less than 30 nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of their principal amount, together with unpaid interest, if any, on the Notes accrued to but excluding the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts if a payment in respect to the Notes were due on such date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, we shall deliver to the Trustee a certificate signed by two directors of AHFC stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the Notes has occurred.
Modification of the Indenture
See “Description of Debt Securities—Modification, Waivers and Meetings” in the prospectus.

Events of Default, Notice and Waiver
See “Description of Debt Securities—Events of Default” in the prospectus.
Discharge, Defeasance and Covenant Defeasance
The defeasance provisions described in the prospectus under “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” are applicable to the Notes.
Governing Law
The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.
Benefit of the HMC-AHFC Keep Well Agreement
The Notes will have the benefit of the Keep Well Agreement (as defined below) described under “Description of Debt Securities—Keep Well Agreement” in the prospectus.

Certain Covenants
Merger, Consolidation and Transfer of Assets
The Indenture provides that AHFC may not, in any transaction or series of related transactions, (i) consolidate or amalgamate with or merge into any other person; or (ii) sell, lease, assign, transfer or otherwise convey all or substantially all of the assets of AHFC and its subsidiaries, taken as a whole, to any other person, in each case, unless:
•    in such transaction or transactions, either (1) AHFC shall be the continuing person (in the case of a merger) or (2) the successor person (if other than AHFC) formed by or resulting from the consolidation, amalgamation or merger or to which such assets shall have been sold, leased, assigned, transferred or otherwise conveyed (i) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any territory thereof or under the laws of Japan or any member country in the Organization for Economic Co-operation and Development or any political subdivision or governmental authority thereof, and (ii) shall, by a supplemental indenture, (a) if organized and existing other than under the laws of the United States of America, any state thereof or the District of Columbia or any territory thereof (A) expressly agree to make all payments in respect of the debt securities outstanding under the Indenture free and clear of, and without withholding or deduction for, or on account of, present or future taxes, duties, assessments or other governmental charges of whatever nature imposed, collected, withheld, assessed or levied by or on behalf of the jurisdiction of organization or residence (for tax purposes) of such successor person or any political subdivision or governmental authority thereof or therein having the power to tax, unless required by law, in which case such successor person shall have expressly agreed to pay such additional amounts as may be necessary in order that the net amount received by each holder of outstanding debt securities after such withholding or deduction is equal to the amount that would have been receivable in respect of each such debt security in the absence of such withholding or deduction, and (B) irrevocably and unconditionally (I) consent and submit to the jurisdiction of any United States federal court or New York state court, in each case located in the Borough of Manhattan, The City of New York, in respect of any action, suit or proceeding against it arising out of, or in connection with, the Indenture or the debt securities outstanding thereunder, (II) waive, to the fullest extent permitted by law, any objection to the laying of venue in any such court or that any such action, suit or proceeding has been brought in an inconvenient forum and (III) appoint an agent in the Borough of Manhattan, The City of New York for service of process in any such action, suit or proceeding, and (b) expressly assume the due and punctual performance of all of AHFC’s payment and other obligations under the Indenture and all of the debt securities outstanding thereunder;

•    immediately after giving effect to such transaction or transactions, no Event of Default (as defined in the Indenture) under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and
•    the Trustee shall have received an officer’s certificate and opinion of counsel from AHFC to the effect that all conditions precedent to such transaction or transactions have been satisfied.
Upon any consolidation or amalgamation by AHFC with, or AHFC’s merger into, any other person or any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of AHFC to any person, in each case in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or amalgamation or into which AHFC is merged or to which such sale, lease, assignment, transfer or other conveyance is made, as applicable, shall succeed to, and be substituted for, AHFC and may exercise every right and power of AHFC under the Indenture with the same effect as if such successor person had been named as AHFC in the Indenture; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the outstanding debt securities and any coupons appertaining thereto.
Termination, Modification or Amendment of the Keep Well Agreement
AHFC shall not effect any termination, modification or amendment of the Keep Well Agreement (as defined below) and the Keep Well Agreement may not be otherwise terminated without the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture that has the benefit of the Keep Well Agreement and is affected by such termination, modification or amendment (voting as separate classes) unless:

•    with respect to any series of outstanding debt securities affected by such termination, modification or amendment that is rated by one or more Rating Agencies (as defined below), each such Rating Agency confirms in writing that the rating assigned to such series of outstanding debt securities will not be withdrawn or reduced by reason of such termination, modification or amendment; or
•    the termination, modification or amendment is to: (i) replace, at the discretion of Honda Motor Co., Ltd. (“HMC”), AHFC as a party to the Keep Well Agreement with any successor person that assumes the obligations of AHFC under the Indenture and the outstanding debt securities pursuant to a transaction permitted under “—Merger, Consolidation and Transfer of Assets” discussed above, (ii) terminate, modify or amend the Keep Well Agreement between AHFC and HMC after AHFC has been released of its obligations under the Indenture and the outstanding debt securities in accordance with “—Merger, Consolidation and Transfer of Assets” discussed above, or (iii) terminate, modify or amend the Keep Well Agreement if such termination, modification or amendment affects only debt securities that have not yet been issued under the Indenture.
Any termination, modification or amendment of the Keep Well Agreement that is not in compliance with these provisions shall not be effective with respect to the outstanding debt securities of the applicable series.
Negative Pledge
AHFC shall not create or permit to be outstanding any Lien (as defined below) upon any of its present or future properties or assets, unless all the debt securities outstanding under the Indenture are secured by such Lien equally and ratably with all the other obligations and indebtedness for money borrowed secured by such Lien for so long as such other obligations and indebtedness for money borrowed are so secured, provided, however, that this covenant shall not apply to (1) Liens securing obligations (or securing any refunding or extensions of such obligations not exceeding the principal amount of the obligations so refunded or extended at the time of the refunding or extension thereof and covering only the same property theretofore securing the same) which, after giving effect to the initial incurrence of such obligations, do not in the aggregate exceed 30% of Consolidated Net Tangible Assets (as defined below) or (2) any Permitted Lien (as defined below).
Definitions
“ABS Obligation” means any security or other obligation that is (i) issued by a trust or entity created for the special purpose of issuing such security or obligation (regardless of whether it may also issue others of the same or another series or class), (ii) secured by specific assets transferred to such trust or entity by AHFC in connection with the issuance of such security or obligation, and (iii) payable by its terms solely from specified assets (including such security) of such trust or entity and, if applicable, specified third party credit support.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other items deductible from the gross book value of specific asset amounts), after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of AHFC and its consolidated subsidiaries calculated as of the date of the most recently prepared quarterly consolidated financial statements of AHFC prepared in accordance with GAAP.
“GAAP” means, unless otherwise specified with respect to any series of debt securities in the applicable prospectus supplement, generally accepted accounting principles in the United States as in effect on the date of any calculation or determination required under the Indenture.
“Group Subsidiary” means an entity the financial statements of which are consolidated with the financial statements of HMC.
“Keep Well Agreement” means either (i) if clause (ii) of this definition does not apply, the Keep Well Agreement, dated as of September 9, 2005, between the Company and HMC, or (ii) if HMC has elected to enter into a keep well agreement (substantially in the form of the keep well agreement described in clause (i) of this definition) with a successor person as permitted under “—Termination, Modification or Amendment of the Keep Well Agreement” above as a result of a transaction permitted under “—Merger, Consolidation and Transfer of Assets” above, such keep well agreement between HMC and the successor person, in each case as the same may be amended or supplemented from time to time.
“Lien” means, with respect to any asset or property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.
“Nonrecourse,” with respect to AHFC and any ABS Obligation, means that AHFC has no obligation in respect of any payment due on such ABS Obligation and the holders thereof have so agreed (or are deemed to have so agreed by acquiring such ABS Obligation).
“Permitted Lien” means:
(a)    any deposit of AHFC’s assets with any surety company or clerk of any court, or in escrow as collateral in connection with, or in lieu of, any bond on appeal by AHFC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against AHFC or to exercise any privilege or license, performance of bids, contracts or leases or to secure other public or statutory obligations of AHFC or other similar deposits or pledges made in the ordinary course of business;
(b)    any Lien on any property, tangible or intangible, real or personal, existing at the time of acquisition thereof (whether through purchase or through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
(c)    mechanic’s, workmen’s, repairmen’s, materialmen’s or carriers’ Liens or other similar Liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such Liens;
(d)    any Lien arising out of a judgment or award against AHFC with respect to which AHFC shall in good faith be prosecuting an appeal or proceedings for review or Liens incurred by AHFC for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which AHFC is a party;

(e)    any Lien for taxes not yet subject to penalties for nonpayment or contest, or minor survey exceptions, or minor encumbrances, assessments or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, assessments, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of AHFC’s business;
(f)    any Lien on any property, tangible or intangible, which may arise as a result of a transaction involving a transfer of assets by AHFC if such transfer of assets is treated as a sale in accordance with GAAP or if such transfer of assets is to an entity that issues ABS Obligations backed by such assets and such ABS Obligations are Nonrecourse to AHFC;
(g)    any pledge of assets to secure any financing by AHFC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which AHFC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a Lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;
(h)    any pledge of receivables payable in currencies other than the United States dollar to secure borrowings in countries other than the United States;
(i)    any Lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(j)    any Lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;
(k)    any Lien to secure non-recourse obligations in connection with AHFC engaging in leveraged or single-investor lease transactions;
(l)    any Lien on property acquired or sold by AHFC resulting from the exercise of any rights arising out of defaults on receivables;
(m)    any Lien to secure obligations with respect to any interest rate, foreign currency exchange, swap, collar, cap or similar agreements entered into in the ordinary course of business to hedge or mitigate risks to which AHFC or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;
(n)    bankers’ Liens or bankers’ rights of offset, in each case arising in the ordinary course of banking business with respect to any bank accounts or bank deposits; and
(o)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (n) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby does not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property), and provided further, that AHFC is free to substitute collateral of equal value for the existing collateral in any transaction covered by clauses (a) through (n) above.
“Rating Agency” with respect to any security, means any rating agency that (i) has been requested by HMC or AHFC to issue a rating with respect to such security and (ii) has issued such a rating and such rating remains in effect at the time the termination, modification or amendment of the Keep Well Agreement referred to under “—Termination, Modification or Amendment of the Keep Well Agreement” above is to be effected.
“Subsidiary” means (1) any corporation a majority of the total voting power of whose outstanding Voting Stock is owned or controlled, directly or indirectly, at the date of determination by AHFC, and (2) any other person in which AHFC and/or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own a majority of the outstanding equity interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, a majority of the directors, trustees or managing members of, or other persons holding similar positions with, such Person.
“Voting Stock” means, with respect to any person, any class or series of capital stock of, or other equity interests in, such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such person.
Book-Entry Delivery and Settlement
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
Global Clearance and Settlement
The Notes were issued in the form of one or more global notes in fully registered form, without coupons, and deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to the common depositary, its successors or their respective nominees.
Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of £100,000 and integral multiples of £1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of Notes in definitive form. So long as the common depositary for Euroclear and Clearstream or such common depositary’s nominee is the registered holder of the global notes, the common depositary or such nominee, as the case may be, will be considered the sole holder of the Notes represented by the global notes for all purposes under the Indenture and the global notes. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.
Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as the common depositary for Euroclear or Clearstream or such common depositary’s nominee is the registered holder of the global notes, the common depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the Indenture and the Notes. Payments of principal, interest and Additional Amounts, if any, in respect of the global notes will be made to the common depositary or such common depositary’s nominee, as the case may be, as registered holder thereof. None of us, the Trustee, any agent and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium, if any, and interest with respect to the global notes, including any payments made upon any redemption of the global notes, will be credited in Sterling to the extent received by Euroclear or Clearstream from the Paying Agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the Settlement Date, for value on the Settlement Date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Exchange of Global Notes for Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for notes in definitive form of like tenor in minimum denominations of £100,000 principal amount and multiples of £1,000 in excess thereof if:

(1)    Clearstream, Euroclear or any successor thereto notifies us that it is unwilling or unable to act as a clearing system for the Notes;
(2)    we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes with respect to the Notes; or
(3)    there has occurred and is continuing an event of default with respect to the Notes.
In all cases, definitive notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).
Payments (including principal, premium, if any, and interest) and transfers with respect to notes in definitive form may be executed at the office or agency maintained for such purpose, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes, provided that all payments (including principal, premium, if any, and interest) with respect to notes in definitive form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.